EXHIBIT 99
                                             ----------
NEWS FOR IMMEDIATE RELEASE
January 23, 2003
                                             For Further Information Contact:

                                             Paul M. Limbert
                                             President & CEO

                                                 or

                                             Robert H. Young
                                             Executive VP & CFO

                                             (304) 234-9000
                                             NASDAQ Trading Symbol: WSBC
                                             Website: www.wesbanco.com

WesBanco Announces Record Fourth Quarter and 2002 Earnings Per Share

Wheeling, WV... Paul M. Limbert, President & CEO of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced record earnings for the fourth quarter and the year ended December 31, 2002.

Mr. Limbert noted that WesBanco's net income for the fourth quarter of 2002 increased 25.1% to $9.1 million compared to $7.3 million for the corresponding period in 2001. Earnings per share increased 7.3% to $0.44 compared to $0.41 for the fourth quarter of 2001. For the year ended December 31, 2002, net income increased 20.1% to $34.8 million versus $29.0 million. Earnings per share increased 6.3% to $1.70 for the year compared to $1.60 for 2001. Return on average assets was 1.13% for the year ended December 31, 2002, compared to 1.21% in 2001, and return on average equity was 10.95% and 11.28%, respectively. The results for 2002 reflect the acquisition of American Bancorporation ("American") on March 1, 2002.

Excluding the impact of certain adjusting items, primarily acquisition-related expenses, net securities gains, asset disposal losses, and goodwill amortization in 2001, core earnings per share would have been $0.45 or $9.3 million for the fourth quarter of 2002 and $1.74 or $35.6 million for the year ended December 31, 2002, compared to $0.41 or $7.4 million and $1.64 or $29.7 million for the same periods in 2001, respectively.


"I am very pleased with the solid earnings performance for the fourth quarter of 2002 and for the full year. Despite 2002's challenging economic conditions and the current interest rate environment, we increased our core earnings per share 6% and remain focused on our financial objective of earnings per share growth," said Paul M. Limbert, President and Chief Executive Officer. "WesBanco's shareholders were rewarded with a total return on WesBanco common stock of 15.1% for 2002, including an excellent dividend yield approximating 4.0%. We continue to see the benefits of the efficiencies gained in the American acquisition. In 2003, we will continue expanding our services in the new market areas of Columbus, Ohio and southwestern Pennsylvania, as well as exploring new products and services for our existing markets. However, we also expect additional net interest margin compression for the first part of the year or until interest rates begin to rise."

Taxable equivalent net interest income increased $4.5 million or 18.4% for the fourth quarter of 2002 and $19.1 million or 20.5% for the year ended December 31, 2002 compared to the corresponding periods in 2001. The increase resulted primarily from earning asset growth related to the acquisition of American. For the fourth quarter and the year ended
December 31, 2002, average earning assets increased $742.0 million or 32.4% and $619.6 million or 27.7%, respectively, compared to the corresponding periods in 2001. The increase in net interest income due to earning asset growth was partially offset by a decrease in the net interest margin in 2002. For the fourth quarter and the year ended
December 31, 2002 the net interest margin was 3.80% and 3.93%, respectively, as compared to 4.26% and 4.17%, respectively, for the corresponding periods in 2001. The margin decrease resulted from a combination of factors, including lower-margin acquired net assets of American, rate compression between loan and deposit products, commercial and residential mortgage refinancing at historically low interest rates, as well as the continued run off in higher-yielding but less profitable indirect automobile lending and reduced commercial loan demand due to uncertain economic conditions in the business sector.

Non-interest income, excluding net securities gains, increased $0.9 million or 14.5% for the fourth quarter of 2002 and $2.7 million or 11.5% for the year ended December 31, 2002, compared to the corresponding periods in 2001. The increase related to growth in deposit activity fees due to the American transaction as well as increases in ATM income and debit card interchange income. The market value of trust assets under management was $2.3 billion at December 31, 2002 compared to $2.8 billion at December 31, 2001 and $2.2 billion at September 30, 2002. Despite the decline in the market value of trust assets due to equity market performance, trust fees increased to $3.2 million or 8.0% for the fourth quarter of 2002 as compared to the same period in 2001. Trust fees remained consistent at $11.5 million for the years ended December 31, 2002 and 2001 with managed mutual fund asset fees and higher estate fees helping to offset the impact of reduced market values. The increase in net securities gains for the year ended December 31, 2002, as compared to the corresponding period in 2001, resulted primarily from sales of U.S. Agency securities to improve liquidity and reposition the securities portfolio primarily after the acquisition of American.

The provision for loan losses increased $1.0 million or 58.2% for the fourth quarter of 2002 and $3.4 million or 56.1% for the year ended December 31, 2002, compared to the corresponding periods in 2001, primarily due to the larger size of the total loan portfolio as a result of the American acquisition and higher loan charge-offs. Net loan charge-offs as a percentage of average total loans on an annualized basis for the fourth quarter of 2002 and for the year ended December 31, 2002 were 0.53% and 0.50%, respectively, compared to 0.38% and 0.34% for the corresponding periods in 2001.

The allowance for loan losses at December 31, 2002 was $25.1 million, compared to $20.8 million for 2001. The allowance for loan losses as a percentage of total loans was 1.38% at December 31, 2002 and 1.35% at
December 31, 2001.   The allowance for loan losses provided coverage of
2.48 times non-performing loans, or 1.13 times non-performing loans plus loans past due 90 days or more as of December 31, 2002. Non-performing loans as a percentage of total loans were 0.56% at December 31, 2002 up from 0.51% at December 31, 2001.

Non-interest expenses, excluding non-recurring expenses, increased $1.8 million or 10.1% and $9.5 million or 14.7% compared to the fourth quarter and for the year ended December 31, 2001, respectively. The increase was related primarily to expansion of internal operations and personnel and new banking offices acquired in the American transaction. In addition, pension and health care costs were significant contributors to higher employee benefit expense. Due to reduced pension asset values and a lower pension liability discount rate assumption, WesBanco recorded a $3.0 million, net of tax, reduction to shareholders' equity and other comprehensive income
as of December 31, 2002.   WesBanco anticipates a significantly higher
pension expense in 2003 as a result of these factors and a reduced long-term rate of return assumption. Non-recurring expenses of $0.4 million and $2.5 million were recorded in the fourth quarter and for the year ended
December 31, 2002, respectively, related to the American acquisition.

On January 1, 2002, WesBanco adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", whereby goodwill is not amortized but is subject to annual impairment tests. In accordance with the new standard, no goodwill amortization was recorded for the year ended December 31, 2002. WesBanco recorded $1.3 million in goodwill amortization for 2001. In connection with the American acquisition, WesBanco recorded $0.5 million and $1.8 million in core deposit intangible amortization as a component of non-interest expense for the fourth quarter of 2002 and for the year ended December 31, 2002, respectively. Total goodwill and core deposit intangible amounts recorded in the acquisition amounted to $30.6 million and $11.1 million, respectively.

The provision for income taxes decreased $0.4 million or 12.6% as pre-tax income increased $1.5 million or 14.2% for the fourth quarter of 2002, and decreased $1.7 million or 13.5% as pre-tax income increased $4.2 million or 10.1% for the year ended December 31, 2002, as compared to the same periods in 2001. The effective tax rate declined in the fourth quarter of 2002 to 22% from 29%, and to 23% from 30% for the year ended December 31, 2002, compared to the same periods in 2001, respectively. The decline in the effective tax rate resulted primarily from an increase in state and municipal tax-exempt interest both from the acquired American investment securities portfolio and additional purchases. The effective tax rate was also reduced by certain prior years' tax settlements. For 2003, the current anticipated effective tax rate will approximate 20%.

Total loans increased $281.2 million or 18.3% for the year ended December 31, 2002. Excluding American, loan balances decreased during the fourth quarter of 2002 and for the year ended December 31, 2002, compared to the corresponding periods in 2001, reflecting declines in consumer and real estate loans, which more than offset a modest increase in commercial loans. The reduction in consumer loans resulted from tightening credit standards for indirect automobile lending, along with the increased competition for these loans from automobile manufacturing finance companies offering low interest rate loans primarily in the new car segment. The decline in real estate loans reflected prepayments of both higher fixed rate and adjustable rate mortgages as customers sought to lock in lower fixed rate loans.

Total deposits increased $486.5 million or 25.4% for the year ended December 31, 2002, the majority of which was related to American. Excluding American, deposit growth during the fourth quarter of 2002 and for the year ended December 31, 2002, compared to the corresponding periods in 2001, consisted of increases in money market deposit accounts and interest bearing demand deposits. Customers shifted balances out of certificates of deposits and savings account products in favor of competitively-priced short-term prime rate money market products.

Shareholders' equity remained strong for the year ended December 31, 2002, highlighted by a Tier I leverage ratio of 8.53%. Book value increased to $15.89 per share at December 31, 2002 from $14.46 per share at December 31, 2001, and WesBanco's common stock price increased 10.7% from $21.13 at December 31, 2001 to $23.39 at December 31, 2002.

As of December 31, 2002, WesBanco had repurchased a total of 508,599 shares through the stock repurchase plan approved by the Board on June 20, 2002. Under the current plan, WesBanco can repurchase up to one million shares of WesBanco common stock representing approximately 4.7% of outstanding shares on the open market. The timing, price and quantity of purchases are at the discretion of WesBanco and the program may be discontinued or suspended at any time. For the year ended December 31, 2002, WesBanco repurchased a total of 928,201 shares through its stock repurchase plans.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices in West Virginia, Ohio and Pennsylvania. The American acquisition increased WesBanco's market share in the tri-state area with expansion into new markets in Washington, Pennsylvania and Columbus and Cambridge, Ohio. WesBanco is the second largest bank holding company headquartered in West Virginia. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

Certain information contained in this Press Release is considered to constitute forward-looking statements with respect to WesBanco and its subsidiaries. The information contained in this press release should be read in conjunction with the company's most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2001 and the quarterly report on Form 10-Q for the quarter ended September 30, 2002. Forward-looking statements relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, and consumer loan customers and their lending activities; actions of the Federal Reserve Board and Federal Deposit Insurance Corporation, legislative and federal and state regulatory actions and reform, or unanticipated external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

###

See attached financial highlights.



WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2002 and 2001
------------------------------------------------------------------------------
(unaudited, dollars in thousands)

Balance sheet (period end)
--------------------------       September 30,          December 31,
                                 -------------  --------------------------
Assets                               2002             2002         2001
                                  ----------    --------------------------
Cash and due from banks           $   86,612    $    80,101    $    81,563
Due from banks - Interest bearing        913            984            712
Federal funds sold                     1,900            ---            ---
Securities                         1,160,909      1,193,896        758,470
Loans:
  Commercial                         729,230        759,690        569,193
  Real Estate                        761,205        748,195        657,784
  Personal                           330,507        313,000        312,718
                                  ----------     ----------     ----------
     Total loans                   1,820,942      1,820,885      1,539,695
  Allowance for loan losses          (24,893)       (25,080)       (20,786)
                                  ----------     ----------     ----------
     Net loans                     1,796,049      1,795,805      1,518,909
                                  ----------     ----------     ----------
Premises and equipment                56,473         55,725         50,252
Goodwill                              46,940         49,520         18,878
Other intangibles                     14,868          9,310            ---
Other assets                          68,097        111,890         45,670
                                  ----------     ----------     ----------
Total Assets                      $3,232,761     $3,297,231     $2,474,454
                                  ==========     ==========     ==========

Liabilities and Shareholders' Equity
Non-interest bearing
  demand deposits                 $  291,479     $  301,262     $  244,422
Interest bearing demand deposits     271,912        276,131        245,447
Money market accounts                486,367        508,062        406,727
Savings deposits                     365,614        357,290        252,438
Certificates of deposit              974,447        957,211        764,424
                                  ----------     ----------     ----------
     Total deposits                2,389,819      2,399,956      1,913,458
                                  ----------     ----------     ----------
Other borrowings                     447,047        518,958        279,131
Trust preferred securities            12,650         12,650            ---
Other liabilities                     52,018         40,496         23,664
Shareholders' equity                 331,227        325,171        258,201
                                  ----------     ----------     ----------
Total Liabilities and
Shareholders' Equity              $3,232,761     $3,297,231     $2,474,454
                                  ==========     ==========     ==========





Average balance sheet and net interest analysis
-----------------------------------------------

                                      For the Three Months Ended                    For the Year Ended
                                              December 31,                              December 31,
                               ---------------------------------------   ---------------------------------------
                                       2002                2001                  2002                2001
                               ------------------   ------------------   ------------------   ------------------
                                 Average  Average    Average   Average     Average  Average    Average   Average
                                  Volume    Rate      Volume     Rate       Volume    Rate      Volume     Rate
                               ------------------   ------------------   ------------------   ------------------
Loans, net of unearned income  $1,819,943   6.71%   $1,547,775   7.73%   $1,789,078   6.98%   $1,559,145   8.10%
Securities:
  Taxable                         810,819   4.63%      494,279   5.69%      703,308   4.93%      425,006   6.05%
  Tax-exempt                      368,738   7.45%      222,533   7.74%      327,331   7.51%      209,268   7.59%
                               ------------------   ------------------   ------------------   ------------------
    Total securities            1,179,557   5.51%      716,812   6.33%    1,030,639   5.75%      634,274   6.56%
Federal funds sold                 31,694   1.55%       24,571   2.28%       35,683   1.69%       42,421   3.98%
                               ------------------   ------------------   ------------------   ------------------
    Total earning assets        3,031,194   6.19%    2,289,158   7.23%    2,855,400   6.47%    2,235,840   7.58%
Other assets                      248,962              179,115              235,070              167,593
                               ----------           ----------           ----------           ----------
Total Assets                   $3,280,156           $2,468,273           $3,090,470           $2,403,433
                               ==========           ==========           ==========           ==========
Liabilities and
Shareholders' Equity
Interest bearing
   demand deposits             $  277,884   0.49%   $  240,131   1.06%   $  267,944   0.63%   $  245,712   1.60%
Money market accounts             504,617   2.37%      392,947   3.16%      468,696   2.75%      374,100   3.74%
Savings deposits                  359,674   0.92%      252,674   1.49%      352,333   1.09%      252,606   1.85%
Certificates of deposit           966,611   3.82%      778,425   5.20%      946,425   4.07%      776,852   5.62%
                               ------------------   ------------------   ------------------   ------------------
    Total interest
      bearing deposits          2,108,786   2.54%    1,664,177   3.56%    2,035,398   2.80%    1,649,270   4.02%
                               ------------------   ------------------   ------------------   ------------------
Other borrowings                  502,261   3.51%      278,106   3.29%      416,085   3.54%      245,390   4.13%
Trust preferred securities         12,650   8.62%          ---    ---        10,603   8.65%          ---    ---
                               ------------------   ------------------   ------------------   ------------------
    Total interest bearing
       liabilities              2,623,697   2.76%    1,942,283   3.52%    2,462,086   2.95%    1,894,660   4.03%
                               ------------------   ------------------   ------------------   ------------------
Non-interest bearing demand       292,616              238,176              279,560              228,936
Other liabilities                  35,661               27,600               30,762               22,759
Shareholders' equity              328,182              260,214              318,062              257,078
                               ----------           ----------           ----------           ----------
Total Liabilities and
    Shareholders' Equity       $3,280,156           $2,468,273           $3,090,470           $2,403,433
                               ==========           ==========           ==========           ==========
Taxable equivalent
net yield on average
earning assets                              3.80%                4.26%                3.93%                4.17%
                                            =====                =====                =====                =====




WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2002 and 2001
-----------------------------------------------------------------------------
(unaudited, dollars in thousands, except per share amounts)

                                       For the Three
                                       Months Ended       For the Year Ended
                                        December 31,          December 31,
                                   --------------------  --------------------
Statement of income                    2002       2001       2002      2001
-------------------                ---------  ---------  ---------  ---------
Interest income                    $  44,734  $  40,131  $ 176,155  $ 163,939
Interest expense                      18,226     17,224     72,555     76,354
                                   ---------  ---------  ---------  ---------
Net interest income                   26,508     22,907    103,600     87,585
Provision for loan losses              2,603      1,645      9,359      5,995
                                   ---------  ---------  ---------  ---------
  Net interest income after
      provision for loan losses       23,905     21,262     94,241     81,590
                                   ---------  ---------  ---------  ---------
Non-interest income
  Trust fees                           3,180      2,944     11,526     11,504
  Service charges on deposits          2,889      2,387     10,818      9,182
  Other income                           852        715      3,617      2,596
  Net securities gains                   529        339      1,891      1,306
                                   ---------  ---------  ---------  ---------
     Total non-interest income         7,450      6,385     27,852     24,588

Non-interest expense
  Salaries and employee benefits       9,843      8,925     39,223     33,841
  Net occupancy                        1,302        961      5,012      3,998
  Equipment                            1,752      1,499      6,854      5,913
  Other operating                      6,364      6,108     23,043     20,907
  Non-recurring expenses (1)             392        (90)     2,515        235
                                   ---------  ---------  ---------  ---------
     Total non-interest expense       19,653     17,403     76,647     64,894
                                   ---------  ---------  ---------  ---------
  Income before income taxes          11,702     10,244     45,446     41,284
Provision for income taxes             2,582      2,953     10,620     12,282
                                   ---------  ---------  ---------  ---------
   Net income                      $   9,120  $   7,291  $  34,826  $  29,002
                                   =========  =========  =========  =========

Taxable equivalent net
   interest income                 $  28,909  $  24,414  $ 112,200  $  93,147

Per common share data
---------------------
Net income (2)                     $    0.44  $    0.41  $    1.70  $    1.60
Dividends declared                     0.235       0.23      0.935       0.92
Book value (period end)                                      15.89      14.46
Tangible book value (period end)                             13.02      13.40
Average shares outstanding        20,641,964 17,915,161 20,459,122 18,123,851
Period end shares outstanding                           20,461,745 17,854,497

Core earnings
-------------
Core earnings                      $   9,289  $   7,360  $ 35,598   $  29,742
Core earnings per share                 0.45       0.41      1.74        1.64

Reconciliation of core
 earnings to GAAP earnings
--------------------------
Net income                         $   9,120  $   7,291  $ 34,826   $  29,002
                                   ---------  ---------  ---------  ---------
Less: Net gains on securities and
  net losses on sale of assets(3)         86        213       863         726
Plus: Non-recurring expenses (3)         255        (59)    1,635         153
Plus: Amortization of goodwill           ---        341       ---       1,313
                                   ---------  ---------  ---------  ---------
Core earnings                      $   9,289  $   7,360  $ 35,598   $  29,742
                                   =========  =========  ========   =========


Net income per share               $    0.44  $    0.41  $   1.70   $    1.60
                                   ---------  ---------  --------   ---------
Less: Net gains on securities and
  net losses on sale of assets(3)       0.00       0.01      0.04        0.04
Plus: Non-recurring expenses (3)        0.01       0.00      0.08        0.01
Plus: Amortization of goodwill          0.00       0.01      0.00        0.07
                                   ---------  ---------  --------   ---------
Core earnings per share            $    0.45  $    0.41  $   1.74   $    1.64
                                   =========  =========  ========   =========


(1) non-recurring expenses are primarily related to the acquisition of American Bancorporation.
(2) basic and diluted were the same.
(3) tax effected.




WESBANCO, INC.
Consolidated Selected Financial Highlights
December 31, 2002 and 2001
------------------------------------------------------------------------------
(unaudited, dollars in thousands)
                                          For the
                                     Three Months Ended    For the Year Ended
                                        December 31,           December 31,
                                     -------------------   ------------------
Profitability ratios (annualized)      2002       2001       2002       2001
---------------------------------    --------   --------   --------  --------
Return on average assets               1.10%      1.17%      1.13%     1.21%
Return on average equity              11.02%     11.12%     10.95%    11.28%
Yield on earning assets (1)            6.19%      7.23%      6.47%     7.58%
Cost of interest bearing liabilities   2.76%      3.52%      2.95%     4.03%
Net interest margin (1)                3.80%      4.26%      3.93%     4.17%
Efficiency (1), (2)                   53.16%     56.23%     53.44%    54.25%




                                                            December 31,
Asset quality data                                     ----------------------
------------------                                        2002        2001
Non-performing assets:                                 ----------  ----------
  Non-accrual loans                                    $    7,480  $    4,030
  Renegotiated loans                                        2,646       3,756
                                                       ----------  ----------
    Total non-performing loans                             10,126       7,786
  Other real estate and repossessed assets                  4,213       3,215
                                                       ----------  ----------
    Total non-performing loans and assets              $   14,339  $   11,001
                                                       ==========  ==========

Loans past due 90 days or more                         $   12,105  $   10,496
Allowance for loan losses                                  25,080      20,786
Net loan charge-offs:
   Quarter-to-date                                          2,415       1,465
   Year-to-date                                             8,968       5,239
Allowance for loan losses/non-performing loans               2.48X       2.67X
Allowance for loan losses/non-performing loans and
    past due 90 days or more                                 1.13X       1.14X
Allowance for loan losses/total loans                        1.38%       1.35%
Non-performing assets/total assets                           0.43        0.44
Non-performing assets/total loans, other real
    estate and repossessed assets                            0.79        0.71
Non-performing loans/total loans                             0.56        0.51
Non-performing loans and loans past due 90
    days or more/allowance for loan losses                  88.64       87.95
Net loan charge-offs(annualized)/average loans:
   Quarterly                                                 0.53        0.38
   Annually                                                  0.50        0.34


                              Regulatory Guidelines
                              ---------------------
                                            Well
Capital ratios                Minimum    Capitalized
-----------------             -------    -----------
Tier I leverage capital        4.00 %       5.00 %           8.53%       9.62%
Tier I risk-based capital      4.00         6.00            12.95       14.09
Total risk-based capital       8.00        10.00            14.13       15.34




(1) taxable equivalent basis.
(2) excludes amortization of goodwill, non-recurring items, net securities gains and net losses on sale of assets.